                                                                     EXHIBIT (9)


[OHIO NATIONAL FINANCIAL SERVICES LETTERHEAD]



                                                     January 3, 2002

Board of Directors
National Security Life and Annuity Company
One Financial Way
Montgomery, Ohio  45242

Re:      Variable Annuity Contracts
         Variable Account A
         Opinion of Counsel

Gentlemen:

In my capacity as Assistant Secretary and legal counsel for National Security Life and Annuity Company, I have supervised the establishment and lawful operation of Variable Account A pursuant to resolution of the Board of Directors as a separate account for assets applicable to variable annuity contracts as provided in Section 4240 of Chapter 28 of the Consolidated Laws of New York. In such capacity, I have also participated in the preparation and the filing of a registration statement under the Securities Act of 1933 with respect to the variable annuity contracts.

I am of the opinion that all necessary and required corporate proceedings have been taken in connection with the establishment of Variable Account A and that the variable annuity contracts, when issued, will be issued in compliance with applicable local law, fully paid and non-assessable, and will be legal and binding obligations of National Security Life and Annuity Company in accordance with their terms.

In arriving at the foregoing, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this letter as an exhibit to the registration statement, Form N-4, for Variable Account A.

                                          Sincerely,

                                          /s/ Ronald L. Benedict

                                          Assistant Secretary and
                                          Legal Counsel

RLB/nh